SEPARATION AGREEMENT AND GENERAL RELEASE
        AGREEMENT made as of this 13th day of December, by and between Sagar Kurada (the “Employee”) and EOS ENERGY ENTERPRISES, INC., with offices at 3920 Park Avenue, Edison, NJ 08820 (the “Company”):
WHEREAS, the Employee has been employed by the Company as Chief Financial Officer (the “Position”); and
WHEREAS, the Employee has indicated that Employee shall resign from Employee’s employment with the Company, effective as of January 31, 2022 (the “Severance Date”); and
        WHEREAS, the Company has requested and the Employee has agreed to remain available for consultation for purposes of transitioning knowledge as reasonably requested by the Company; and
WHEREAS, consistent with his prior service to the Company and his undertaking of cooperation in transition, the Company is nonetheless desirous of providing exit benefits to the Employee to assist him following his voluntary resignation and termination of employment; and
WHEREAS, the Company and the Employee are now mutually desirous of fully and finally setting forth the parties’ respective rights and obligations and resolving any and all issues, claims, potential claims, disputes and disagreements between them amicably and in an orderly fashion;
NOW, THEREFORE, the parties intending to be legally bound, mutually agree as follows:

1.The Employee’s Severance of Employment; Coverage Under the Company’s Group Health Insurance Plans; Continuation Coverage; Payment Therefor.
(a)     The parties agree that the Employee’s employment with the Company shall continue through the Severance Date and cease for all purposes effective on the Severance Date. From January 11, 2022 until the Severance Date, Employee shall remain employed by the Company and assist in an orderly transition of duties, information, and responsibilities to the incoming CFO, provided that, during that period, Employee shall be allowed to seek or engage in other employment. Unless otherwise advised and authorized, to do so, Employee shall not hold himself out after the Severance Date as an Employee, agent or representative of the Company and shall have no authority to bind the Company or any of its affiliates in any manner. The Employee shall also be deemed to have resigned from the office of Chief Financial Officer on January 11, 2022, and any other corporate officer or corporate director position which he held as an incident of his employment with the Company as of January 11, 2022, and further agrees, at the Company’s request, to take all reasonably necessary steps to effectuate such resignation(s).
(b)     The Employee shall continue to be covered through January 31, 2022 under the Company’s group health, dental and vision insurance plans (the “Health Insurance Plans”) with the same coverage, deductibles and other plan conditions as existed on the Severance Date.  The Employee shall receive a notice of continuation rights under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”). Nothing in this Separation Agreement and General Release shall serve to modify, alter or supersede the Employee’s statutory rights to continuation coverage (“Continuation Coverage”).
(c)     To the extent that the Employee timely elects to continue his coverage under the Health Insurance Plans and in accordance with applicable law, the Employee may, on and after February 1, 2022, continue his Continuation Coverage under applicable law and at his sole cost and expense.

2.Payment of Accruals; No Other Vested Rights.
(a)     The Employee acknowledges prior receipt of and full payment for all time worked through November 25, 2021. All outstanding and future wages and other payments, including accrued PTO and other emoluments made and to be made to the Employee hereunder, shall be made via direct deposit in the same manner as paid during Employee’s employment to date. Employee acknowledges he has no claim for any bonus payment(s). Employee acknowledges and agrees that Employee owes the Company $700 from the latest expense reimbursement submitted.

(b)     Employee and Company acknowledge and agree that all unused and accrued vacation leave, sick leave or similar accruals shall be paid in accordance with the Company’s standard policy applicable to all employees.
(c)The Company and the Employee acknowledge, understand and agree that 25,000 of the 200,000 Restricted Stock Units (as defined in the Eos Energy Enterprises, Inc. 2020 Equity Incentive Plan, the “Plan”) previously granted to him under the Plan and Restricted Stock Unit Award Agreement to which he is a party, shall vest on January 3, 2022.

(d)The Employee acknowledges, understands and agrees that 100,000 of the 200,000 Restricted Stock Units previously granted to him under the Plan and Restricted Stock Unit Award Agreement to which he is a party, shall, as a result of his severance of employment and as a result of the provisions of this Separation Agreement and General Release, lapse, terminate and be immediately forfeited.
(e)The Company acknowledges and agrees that, as of the Effective Date, Employee has vested stock option grants totaling 86,457 option shares (the “Option Shares”).

3.Equity Incentive Acceleration which forms the Consideration for Employee’s Waiver and General Release of All Claims.
(a)     The Employee acknowledges and agrees that he is not entitled to any form of exit or severance pay under any policy or practice of the Company. The foregoing to the contrary notwithstanding, the Company intends to accelerate the vesting of certain of the 200,000 Restricted Stock Units previously granted to Employee under the Plan. In consideration of his execution of this Separation Agreement and General Release and its provisions, 75,000 Restricted Stock Units shall vest on the Effective Date of this Agreement. Such vesting, along with the vesting described in Section 2(c) above, represents the total amount of Restricted Stock Units which shall vest, and which Employee shall receive in consequence of any unvested equity, shares or lapsed and other rights in the 2020 Equity Incentive Plan and Restricted Stock Unit Award Agreement to which he is a party.
(b)    All payments made to the Employee hereunder shall be made net of all necessary and lawful withholdings and deductions, including those for income taxes.

4.Employee’s General Release and Waiver of All Claims.
(a)     In consideration of the provision to the Employee of the Equity Acceleration described herein, which the Employee expressly agrees is over and above that to which he would otherwise be entitled, Employee, on behalf of himself, his heirs, estate, executors, administrators, representatives and assigns, does fully and forever release and discharge Eos Energy Enterprises, Inc., its affiliates, subsidiaries, members, officers, shareholders, directors, employees, agents, servants, representatives, attorneys, predecessors in interest, successors and assigns, including, without limitation, Eos Energy Storage LLC (the “Released Parties”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that he may have, from the beginning of time up to and including the time of signing this Agreement, or that otherwise may exist or may arise in respect of his employment or separation from employment with the Company, or is in any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement, including, but not limited to, any claims arising under any United States federal, state or local laws or any applicable laws of any other country, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended, and any and all other United States federal, state or local regulations, ordinances or public policies, any common law or equity claims and any applicable laws of any other country, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of its affiliates and him, now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs; provided, that such released claims shall not: (i) include any claims to enforce his rights under, or with respect to, this Agreement, (ii) include any claims that may arise after the date on which he or the Company signs this Agreement, (iii) include any claims that cannot be waived as a matter of law, (iv) include any claims for vested employee benefits, (v) include any right to exercise the Option Shares or other equity awarded under the Company’s 2012 Equity Incentive Plan, as amended from time to time, or the Company’s 2020 Incentive Plan, as amended from time to time, or (v) be considered a waiver of or otherwise limit his rights in his capacity as an officer of the Company to indemnification, exculpation, or liability or advancement of expenses under the Company’s governing documents or benefits under any directors or officers insurance policy maintained by the Company (the foregoing sub-clauses (i) through (v) shall collectively be referred to as the “Retained Claims”), and all of which Retained Claims the Company acknowledges and agrees are expressly reserved. Employee understands and agrees that the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner. The Employee represents and warrants that he has not assigned any such claims or authorized any other person, group or entity to assert such claims on his behalf. Nothing contained herein shall be deemed to prevent the Employee from enforcing the terms, conditions and provisions of this Separation Agreement, nor shall it prevent him from filing a charge with the Equal Employment Opportunity Commission, provided that the Employee agrees to waive and does hereby waive entitlement to any remuneration, compensation or payment associated with the filing or processing of any such charge.
(b)     As a further consideration and inducement for this Separation Agreement, to the extent permitted by law, the Employee hereby waives and releases any and all claims which he does not know or suspect to exist in his favor at the time of executing this Separation Agreement and General Release which if known by him might have affected his settlement with the Company. The Employee expressly agrees that this Separation Agreement and General Release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

(c)     Inasmuch as the Employee shall continue to work and perform services for the Company following his execution and delivery of this Separation Agreement and General Release, the Employee agrees, as a material term of this Separation Agreement and General Release, to execute a Supplemental General Release and Waiver of Claims in the form annexed hereto as Appendix “A” on a date which is not before January 31, 2022, and not after February 28, 2022.

5.No Other Claims.
As further consideration and inducement for this Agreement, Employee agrees, represents and covenants that he has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against the Company or any of the Released Parties, with any local, state or federal government agency or court and, to the extent permitted by law, further agrees and represents that he will not do so in the future. If any government agency or court assumes jurisdiction of any charge, complaint, cause of action or claim covered by this Separation Agreement and General Release against the Company or any of the Released Parties, on behalf of or related to the Employee, he will take reasonable actions to ensure that such agency or court withdraws from and/or dismisses the matter, with prejudice, including but not limited to, requesting such action by such agency or court. The Employee agrees he will not participate or cooperate in such matter(s) except as required by law. Anything in this Paragraph 5 to the contrary notwithstanding, the Employee may make a claim, consistent with applicable law, and the Company shall take no steps inconsistent therewith.

6.Confidentiality of Company Information.
The Employee acknowledges and agrees that, subject to rights, if any, available to him under 18 U.S.C. §1833(b), all information obtained by or disclosed to him at any time during his employment with the Company which is not generally known to the public, including, but not limited to, information concerning the Company’s claims or rating practices, methods of operation, processes, marketing techniques, practices, policies, programs and procedures, and/or personnel data, that are strictly confidential and/or proprietary to the Company and that constitute trade secrets of the Company, shall not be disclosed, discussed, or revealed to any persons, entities or organizations, outside of the Company, without prior written approval of the Company. In connection with his rights and responsibilities under this Paragraph 6, the Employee warrants and represents that, in the exercise of reasonable diligence, as of the date of his execution of this Separation Agreement and General Release, he is unaware of any suspected or potential violation of law in which the Company or any of its affiliates or officers, directors or other agents or representatives has engaged.

7.Confidentiality of Agreement Terms.
The Employee and the Company also agree that the terms and conditions of this Agreement and any and all actions by the parties in accordance therewith, are strictly confidential and, with the exception of the parties’ counsel, accounting and tax advisors and the Employee’s personal planning advisors, spouse and immediate family, or as required by applicable law, have not and will not be disclosed, discussed, or revealed to any other persons, entities, or organizations, whether within or outside the Company, without prior written approval of the other party. The Company and the Employee further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized and agree to accept responsibility for any breach of confidentiality by said individuals or entities referenced above.

8.Return of the Company’s Property.
The Employee agrees and represents that he shall, within five (5) days following the Severance Date shall return to the Company all equipment and/or other property belonging to it, including financial records and related information, regardless of the manner in which such information is stored, which has been or is in his care, custody, possession or control. In the event that the Employee requires any Company documents or materials in order fully to comply with his obligations under Paragraph 9, hereof, the Parties shall enter into a separate understanding with respect to the Employee’s being permitted to retain such data through the date outlined in Paragraph 9 hereof.

9.Cooperation in Transition.
In consideration for the Company’s provision of the benefits provided and available to the Employee hereunder, the Employee agrees, through February 28, 2022, to the extent reasonably requested of him, to cooperate with the Company’s executive management team in connection with the transition of projects and matters with which he has familiarity and make himself available as mutually convenient for all reasonable purposes associated with such transition, provided that between the Severance Date and February 28, 2022, such requests by the Company shall not require more than five hours of Employee’s time in the aggregate nor more than two hours in any week.

10.Continued Compliance with Restrictive Covenants.
The Employee acknowledges and agrees that he remains bound by the provisions of his Employment Agreement, dated March 25, 2021 (the “EA”), as pertinent to the Company’s Proprietary Information, as well as his non-competition and non-solicitation restrictions during and following his employment, each of which is deemed incorporated herein by reference and made a part hereof. The Employee affirmatively confirms and agrees that the terms of the EA are fair, reasonable and enforceable, and constitute a material inducement for the Company to enter into this Separation Agreement and General Release.

11.Non-Disparagement.
(a)     The Employee expressly agrees to refrain from uttering any disparaging remarks concerning the Company, its officers, executives, directors and senior management representatives, or making any other statement, oral or written, which portrays the Company, its officers, executives, directors and senior management representatives in an unfavorable light or subjects it or its products or services to scorn, obloquy or ridicule.
(b)     The Company agrees that its officers, directors, and senior management representatives shall refrain from uttering any disparaging remarks concerning

Employee or making any other statement, oral or written, which portrays Employee or his skills, performance or employment history, in an unfavorable light or subjects Employee to scorn, obloquy or ridicule.

12.No Voluntary Testimony.
(a)     As further consideration and inducement for this Separation Agreement and General Release, the Employee agrees that he not will voluntarily participate, cooperate, aid, or give testimony in any action or proceeding brought against, or which in any way relates to any of the Released Parties in any forum, whether administrative, arbitral or judicial, on behalf of himself or of any other party or interest.
(b)     This provision shall not apply to testimony or information required to be provided by court order or subpoena, provided that, should either party be served with or otherwise become aware of a court order or subpoena seeking testimony from Employee, it/he shall give notice to the other as soon as practicable but in no event more than five (5) business days from receipt thereof. Notice to the Company shall be effected by delivering to the Company a written statement, in care of the Company’s General Counsel, 3920 Park Avenue Edison, NJ 08837, or mberube@eose.com). Notice to Employee shall be effected by delivering to Employee a written statement to kurada.sagar@gmail.com with a copy to cleuin@beneschlaw.com. The Company hereby reaffirms its obligations, and agrees that Employee’s full and complete release above shall not be grounds or used as the basis to deny or disclaim any obligation to provide an indemnity or coverage of the type contemplated by any Company Directors & Officers liability policy applicable to Employee with regard to a covered claim. The Company agrees that, to the extent that Employee is required by court order or subpoena to provide testimony or information arising out of or relating to his employment at the Company, Employee can engage separate counsel to represent him and the Company will pay directly the reasonable and documented cost of Employee’s legal counsel in such matter. Notwithstanding the foregoing, except to the extent a claim or matter is considered a covered claim by any applicable Company Directors & Officers liability policy, Company shall not be required under this subparagraph to pay any Employee legal costs associated with such a court order or subpoena that is (i) issued in connection with Employee’s breach or alleged breach of this Agreement, (ii) related to a legal action or claim brought by Employee against the Company or any of its affiliates, employees, officers or directors, or (iii) otherwise related to Employee’s alleged fraud or criminal misconduct.
(c)     The Employee affirmatively warrants and represents that to the extent that he is contacted via means other than lawful process to provide information or participate in any proceeding against or in any manner involving the Company, he shall provide notice thereof as soon as practicable to the Company c/o the Company’s General Counsel, 3920 Park Avenue Edison, NJ 08837, or mberube@eose.com, but in no event more than three (3) days from receipt thereof.

13.Characterization of Employee’s Departure from the Company.
        The Company agrees to respond to inquiries by potential successor employers by providing only the Employee’s dates of employment and positions held, by and through the Company’s Human Resources Director, and that the Employee is eligible for rehire.

14.No Admission of Liability.
By entering into this Separation Agreement and General Release, neither the Company nor any and all Released Parties admit any liability whatsoever to the Employee or to any other person arising out of any claims or potential claims which might have been asserted by the Employee, and both the Company and the Released Parties, for themselves and all others released by this Separation Agreement and General Release, expressly deny any and all such liability.
15.Severability.
Should any of the provisions of this Separation Agreement and General Release be rendered invalid by a court or government agency of competent jurisdiction, it is agreed that this shall not in any way or manner affect the enforceability of the other provisions of this Separation Agreement and General Release which shall remain in full force and effect.
16.OWBPA Compliance Provision.

(a)     The Employee has been advised that he may consult with legal counsel of his own choosing to review this Separation Agreement and General Release and to otherwise advise him with respect to his rights.
(b)     The Employee may consider this Agreement for a reasonable period of time after receiving it. If this Separation Agreement and General Release is not signed and returned to the Company within forty-five (45) days of the Employee’s receipt thereof, it shall be considered withdrawn by the Company. The Effective Date of this Separation Agreement and General Release shall be the seventh (7th) day after it is signed by the Employee. During that seven (7) day period, the Employee may revoke his acceptance of this Separation Agreement and General Release by delivering to the Company a written statement, in care of Company’s General Counsel, 3920 Park Avenue Edison, NJ 08837, or mberube@eose.com, stating that he wishes to revoke this Separation Agreement and General Release or not be bound by it.
17.Knowing and Voluntary Agreement; Merger.
The Employee acknowledges that he is entering into this Separation Agreement and General Release knowingly and voluntarily after carefully reviewing it; that he has had the opportunity to review it with counsel of his own choosing, that he understands its final and binding effect; that the only promises made to him to obtain his agreement and signature are those stated in this Separation Agreement and General Release; that this Separation Agreement and General Release supersedes any and all prior oral or written agreements between the parties, and that this document represents the complete terms of their agreement which may not be amended or modified except in a signed writing. There are no representations, inducements or promises not set forth herein on which either party has relied or may rely.

18.Joint Participation in Preparation of Agreement.
The parties hereto participated jointly in the negotiation and preparation of this Separation Agreement and General Release, and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft it. Accordingly, it is agreed that no rule of construction shall apply against any party in favor of any party. This Separation

Agreement and General Release shall be construed as if the parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

19.Attorneys’ Fees and Costs.
As further mutual consideration for the promises set forth herein, the Company and the Employee agree that they each are responsible for their own attorneys’ fees and costs, and each agrees that they will not seek from the other reimbursement for attorneys’ fees and/or costs incurred in or relating to any matters addressed in this Separation Agreement.

20.Choice of Law; Enforcement; Prevailing Party Costs.
This Separation Agreement and General Release will be governed by and construed in accordance with the laws of the State of New Jersey without reference to its conflicts of laws provisions, and either party shall have the right to enforce its provisions in either the state or federal courts in New Jersey. In any suit or proceeding commenced to enforce the provisions of this Separation Agreement and General Release, the party, if any, deemed by the judge or other arbiter presiding over the case to be the prevailing party shall be entitled to his or its reasonable attorneys’ fees and costs.

21.Headings.
The headings in this Separation Agreement and General Release are used for ease of reference only, and should not be used as aids in interpreting this Separation Agreement and
General Release.

IN WITNESS WHEREOF, the parties have caused this Separation Agreement and Release to be executed.

Date originally given to Employee: December 9, 2021

Sagar Kurada			EOS ENERGY ENTERPRISES, INC.

/s/ Sagar Kurada		By:	/s/ Peter Boyle
Authorized Signatory

Date Signed:	December 13, 2021		Date Signed:	December 13, 2021

APPENDIX “A”

Supplemental General Release and Waiver of Claims

In consideration of the provision to me of the benefits described in that certain Separation Agreement and General Release, effective by its terms as of December 13, 2021 (the “Separation Agreement”), to which this Supplemental General Release and Waiver of Claims is appended, which I expressly agree constitutes valid consideration for my release and waiver of claims, I, on behalf of myself, my heirs, estate, executors, administrators, representatives and assigns, do fully and forever release and discharge EOS ENERGY ENTERPRISES, INC., its affiliates, subsidiaries, members, officers, shareholders, directors, employees, agents, servants, representatives, attorneys, predecessors in interest, successors and assigns, including, without limitation, Eos Energy Storage LLC (the “Released Parties”) from all actions, claims, demands, losses, expenses, obligations and liabilities related to any conduct or activity occurring before the execution hereof, including, but not limited to: (a) any claims relating to or arising from Employee’s employment with the Company or the cessation of that employment; (b) any alleged employment discrimination under any federal, state or municipal statute, regulation, order, rule or legal authority, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 and otherwise; the Family and Medical Leave Act of 1993; the New Jersey Family Leave Act; the New Jersey Law Against Discrimination (N.J.S.A. §§ 10:5-1, et seq.); and otherwise; the New York Human Rights Law (Executive Law § 290, et seq.); and the New York City Administrative Code, § 8-101, et seq.; any claim under the New Jersey or New York Workers’ Compensation Laws (the Employee certifying that he has incurred no work-related injury during his employment with the Employer), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, and any other statutes or regulations which prohibit discrimination in employment on any protected basis, (c) any and all claims for wages, salary, commissions, bonuses, benefits, incentive based or any other form of compensation; (d) any and all claims under the New Jersey Conscientious Employee Protection Act, as amended (N.J.S.A. §§ 34:19-3, et seq.) and New York Labor Law § 740, et seq.; (e) any and all contract, tort or personal injury claims; (f) any and all claims for punitive, exemplary or statutory damages; and (g) any and all claims for attorneys’ fees. Employee understands and agrees that the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

The Employee represents and warrants that he has not assigned any such claims or authorized any other person, group or entity to assert such claims on his behalf. Nothing contained herein shall be deemed to prevent me from enforcing the terms, conditions and provisions of the Separation Agreement and General Release, nor shall it prevent me from filing a charge with the Equal Employment Opportunity Commission, provided that I agree to waive and do hereby waive entitlement to any remuneration, compensation or payment associated with the filing or processing of any such charge. The Company acknowledges and agrees that nothing herein shall serve to release any of the Retained Claims as defined in the Separation Agreement.

XXXX

_______________________________

STATE OF _____________    )
                ) SS.:
COUNTY OF ___________    )

        On _________________, 2021 before me personally came _____________________, to me known and known to me to be the individual described in, and who executed, the foregoing Supplemental General Release and Waiver of Claims, and duly acknowledged to me that he executed the same.

                            ___________________________
                                Notary Public

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